Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports 2015 earnings

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Diluted earnings per share for the fourth quarter of 2015 was 22 cents, compared to 20 cents in the third quarter of 2015 and 21 cents in the fourth quarter of 2014. For the year ended December 31, 2015, diluted earnings per share was 85 cents, a 1.2 percent increase from 84 cents in 2014.

•	Net interest income for the fourth quarter of 2015 increased $2.1 million, or 1.7 percent, compared to the third quarter of 2015, while the net interest margin increased one basis point to 3.19 percent. For the year ended December 31, 2015, net interest income decreased $14.9 million, or 2.9 percent, compared to 2014, while the net interest margin decreased 18 basis points to 3.21 percent.

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Loans at December 31, 2015 increased $302.2 million, or 2.2 percent, compared to September 30, 2015 and $726.9 million, or 5.5 percent, compared to December 31, 2014. Average loans for the fourth quarter of 2015 increased 2.2 percent and 4.6 percent, compared to the third quarter of 2015 and the fourth quarter of 2014, respectively. For the year ended December 31, 2015, average loans increased $445.8 million, or 3.5 percent, compared to 2014.

•	Deposits at December 31, 2015 increased $47.9 million, or 0.3 percent, compared to
September 30, 2015 and $764.8 million, or 5.7 percent, compared to the December 31, 2014. Average deposits for the fourth quarter of 2015 increased 2.3 percent and 6.6 percent, compared to the third quarter of 2015 and the fourth quarter of 2014, respectively. For the year ended December 31, 2015, average deposits increased $879.5 million, or 6.8 percent, compared to 2014.

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The provision for credit losses in the fourth quarter of 2015 was $2.8 million, compared to a $1.0 million provision in the third quarter of 2015 and a $3.0 million provision in the fourth quarter of 2014. For the year ended December 31, 2015, the provision for credit losses was $2.3 million, a decrease of $10.3 million from 2014.

•	Non-interest income, excluding investment securities gains, increased $2.0 million, or 4.7 percent, in comparison to the third quarter of 2015, and increased $3.8 million, or 9.2 percent,

in comparison to the fourth quarter of 2014. For the year ended December 31, 2015, non-interest income, excluding investment securities gains, increased $7.4 million, or 4.5 percent.

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Non-interest expense, excluding the loss on redemption of trust preferred securities, decreased $824,000, or 0.7 percent, compared to the third quarter of 2015 and increased $719,000, or 0.6 percent, compared to the fourth quarter of 2014. For the year ended December 31, 2015, non-interest expense, excluding the loss on redemption of trust preferred securities, increased $15.3 million, or 3.3%, compared to 2014.

(January 19, 2016) - Lancaster, PA - Fulton Financial Corporation NASDAQ:FULT)reported net income of $38.5 million, or 22 cents per diluted share, for the fourth quarter of 2015, and net income of $149.5 million, or 85 cents per diluted share, for 2015.

“We are pleased with the increasing momentum that developed in the latter half of 2015, which enabled us to finish the year with strong commercial loan, core deposit and fee income growth,” said E. Philip Wenger, Chairman, President and CEO. “We believe the investments we are making in our talent and infrastructure, coupled with expectations for a generally improving business environment and changes in the competitive landscape in a number of our markets, position us to drive meaningful growth and generate positive operating leverage in 2016.”

Net Interest Income and Margin
Net interest income for the fourth quarter of 2015 increased $2.1 million, or 1.7 percent, from the third quarter of 2015. Net interest margin increased one basis point, or 0.3 percent, to 3.19 percent in the fourth quarter of 2015, from 3.18 percent in the third quarter of 2015. The average yield on interest-earning assets decreased one basis point, while the average cost of interest-bearing liabilities decreased three basis points during the fourth quarter of 2015 in comparison to the third quarter of 2015.
For the year ended December 31, 2015, net interest income decreased $14.9 million, or 2.9 percent, from 2014. Net interest margin decreased 18 basis points, or 5.3 percent, to 3.21 percent. The average yield on interest-earnings assets decreased 18 basis points, while the average cost of interest-bearing liabilities increased two basis points from 2014.

Average Balance Sheet
Total average assets for the fourth quarter of 2015 were $17.8 billion, an increase of $254.4 million from the third quarter of 2015. Average loans, net of unearned income, increased $289.4 million, or 2.2 percent, in comparison to the third quarter of 2015. Average loans and yields, by type, for the fourth quarter of 2015 in comparison to the third quarter of 2015, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	December 31, 2015		September 30, 2015		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$5,365,640	4.05%	$5,242,021	4.09%	$123,619	2.4%
Commercial - industrial, financial, and agricultural	4,035,287	3.74%	3,887,161	3.78%	$148,126	3.8%
Real estate - home equity	1,694,455	4.07%	1,692,860	4.08%	$1,595	0.1%
Real estate - residential mortgage	1,377,116	3.79%	1,381,141	3.78%	$(4,025)	(0.3)%
Real estate - construction	765,555	3.75%	753,584	3.88%	$11,971	1.6%
Consumer	267,726	5.72%	270,391	5.81%	$(2,665)	(1.0)%
Leasing and other	153,487	5.31%	142,716	6.79%	$10,771	7.5%
Total Average Loans, net of unearned income	$13,659,266	3.96%	$13,369,874	4.02%	$289,392	2.2%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

For the year ended December 31, 2015, average loans increased $445.8 million, or 3.5 percent, in comparison to 2014.

Total average liabilities increased $240.5 million, or 1.6 percent, from the third quarter of 2015, including a $319.7 million, or 2.3 percent, increase in average deposits. Average deposits and interest rates, by type, for the fourth quarter of 2015 in comparison to the third quarter of 2015, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	December 31, 2015		September 30, 2015		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$3,999,118	—%	$3,904,176	—%	$94,942	2.4%
Interest-bearing demand	3,411,904	0.13%	3,316,532	0.13%	95,372	2.9%
Savings deposits	3,903,741	0.17%	3,714,282	0.15%	189,459	5.1%
Total average demand and savings	11,314,763	0.10%	10,934,990	0.09%	379,773	3.5%
Time deposits	2,903,715	1.03%	2,963,774	1.03%	(60,059)	(2.0)%
Total Average Deposits	$14,218,478	0.29%	$13,898,764	0.29%	$319,714	2.3%

For the year ended December 31, 2015, average deposits increased $879.5 million, or 6.8 percent, in comparison to 2014.

Asset Quality
Non-performing assets were $155.9 million, or 0.87 percent of total assets, at December 31, 2015, compared to $155.6 million, or 0.87 percent of total assets, at September 30, 2015 and $150.5 million, or 0.88 percent of total assets, at December 31, 2014.
Annualized net charge-offs for the quarter ended December 31, 2015 were 0.02 percent of total average loans, compared to 0.03 percent for the quarter ended September 30, 2015 and 0.25 percent for the quarter ended December 31, 2014. The allowance for credit losses as a percentage of non-performing loans was 118.4 percent at December 31, 2015, as compared to 116.8 percent at September 30, 2015 and 134.3 percent at December 31, 2014.
During the fourth quarter of 2015, the Corporation recorded a $2.8 million provision for credit losses, compared to a $1.0 million provision for credit losses in the third quarter of 2015.

Non-interest Income
Non-interest income, excluding investment securities gains, increased $2.0 million, or 4.7 percent, in comparison to the third quarter of 2015. Other service charges increased $1.7 million, or 15.6 percent, due to increases in commercial loan interest rate swap fees and debit card income. Mortgage banking income increased $453,000, or 11.7 percent, due to higher servicing income.
For the year ended December 31, 2015, non-interest income, excluding investment securities gains, increased $7.4 million, or 4.5 percent, in comparison to 2014. This increase was primarily driven by increases in commercial loan interest rate swap fees, merchant fees, and mortgage banking income.
Gains on sales of investment securities decreased $954,000 in comparison to the third quarter of 2015. For the year ended December 31, 2015, gains on sales of investment securities increased $7.0 million compared to 2014.

Non-interest Expense
Non-interest expense decreased $6.5 million, or 5.2 percent, in the fourth quarter of 2015, compared to the third quarter of 2015. In the third quarter of 2015, the Corporation incurred a $5.6 million loss on the redemption of trust preferred securities. Excluding this loss, non-interest expense decreased $824,000, or 0.7 percent, in the fourth quarter, compared to the third quarter 2015.
For the year ended December 31, 2015, non-interest expense increased $20.9 million, or 4.6 percent, compared to 2014. This increase was primarily due to higher salaries and benefits, data processing and software expenses. Also contributing to the increase was the $5.6 million loss on the redemption of trust preferred securities.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Bethlehem, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at
www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.